As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FULGENT GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-2621304
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4399 Santa Anita Avenue

El Monte, California 91731

(Address of Principal Executive Offices) (Zip Code)

Fulgent Genetics, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Ming Hsieh

Chief Executive Officer

Fulgent Genetics, Inc.

4399 Santa Anita Avenue

El Monte, California 91731

(Name and address of agent for service)

(626) 350-0537

(Telephone number, including area code, of agent for service)

____________________________________

Copies to:

Scott M. Stanton, Esq.

Melanie Ruthrauff Levy, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, California 92130

(858) 314-1500

____________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers an aggregate of 3,500,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Fulgent Genetics, Inc. (the “Company”) reserved for issuance pursuant to the Fulgent Genetics, Inc. 2026 Equity Incentive Plan (the “Plan”), consisting of (i) 2,000,000 shares of Common Stock and (ii) up to 1,500,000 shares of Common Stock that may be added to the Plan attributable to awards granted under the Fulgent Genetics, Inc. 2016 Omnibus Incentive Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after May 14, 2026. The Plan was approved by the Company’s stockholders on May 14, 2026 and became effective on May 14, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than “filed” with the Commission:

•
Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Commission on February 27, 2026;
•
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed with the Commission on May 1, 2026;
•
Current Reports on Form 8-K filed with the Commission on February 27, 2026, March 17, 2026, May 1, 2026, and May 14, 2026; and
•
the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on September 26, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended (the “Certificate”), and our Amended and Restated Bylaws (the “Bylaws”) require us to indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”), and allow us to indemnify other employees and agents as set forth in the DGCL. These documents further provide that we shall pay expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such director or officer may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

In addition to the foregoing provisions of the Certificate and Bylaws, our directors and officers may be indemnified by us pursuant to Section 145 of the DGCL (“Section 145”). Section 145 authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made by a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits a corporation to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have entered into separate indemnification agreements with each of our directors and officers, which will provide such individuals with indemnification in addition to the indemnification provided for in the Certificate and Bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director and officer in any action or proceeding arising out of his or her service to us or any of our subsidiaries or any other company or enterprise to which the individual provides services at our request. Subject to certain limitations, these indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

The limitation of liability and indemnification provisions in the Certificate, Bylaws, and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We believe the provisions in the Certificate, Bylaws, and indemnification agreements discussed above are necessary to attract and retain qualified persons to serve as directors and officers of our company. We also maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, in the opinion of the SEC, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed below:

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Form	File No.	Exhibit	Filing Date
4.1	Certificate of Incorporation of the registrant, dated May 13, 2016.		10-Q	001-37894	3.1	August 14, 2017
4.1.1	Certificate of Amendment to Certificate of Incorporation of the registrant, dated August 2, 2016.		10-Q	001-37894	3.1.1	August 14, 2017
4.1.2	Certificate of Amendment to Certificate of Incorporation of the registrant, dated May 17, 2017.		10-Q	001-37894	3.1.2	August 14, 2017
4.2	Amended and Restated Bylaws.		10-Q	001-37894	3.2	August 4, 2023
4.3	Form of Certificate of Common Stock of the registrant.		S-1/A	333-213469	4.1	September 19, 2016
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
23.1	Consent of Deloitte & Touche LLP.	X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).	X
24.1	Power of Attorney (included on signature page hereto).	X
99.1#	Fulgent Genetics, Inc. 2026 Equity Incentive Plan.		8-K	001-37894	10.1	May 14, 2026
99.2#	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement under the Fulgent Genetics, Inc. 2026 Equity Incentive Plan.		8-K	001-37894	10.2	May 14, 2026
99.3#	Form of Stock Option Grant Notice and Stock Option Agreement under the Fulgent Genetics, Inc. 2026 Equity Incentive Plan.		8-K	001-37894	10.3	May 14, 2026
107	Filing Fee Table.	X

# Management contract or compensatory plan, contract or arrangement.

Item 9. Undertakings.

(a)
The undersigned registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Monte, State of California, on May 14, 2026.

FULGENT GENETICS, INC.

By:	/s/ Ming Hsieh
Ming Hsieh
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Fulgent Genetics, Inc., hereby severally constitute and appoint Ming Hsieh and Paul Kim, each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ming Hsieh	Chief Executive Officer and Chairperson of the Board	May 14, 2026
Ming Hsieh	(Principal Executive Officer)

/s/ Paul Kim	Chief Financial Officer	May 14, 2026
Paul Kim	(Principal Financial and Accounting Officer)

/s/ Michael Nohaile	Director	May 14, 2026
Michael Nohaile

/s/ Regina Groves	Director	May 14, 2026
Regina Groves

/s/ Linda Dong	Director	May 14, 2026
Linda Dong